EXHIBIT (H)(1)

             GENERAL GOVERNMENT SECURITIES MONEY MARKET FUNDS, INC.

                            SHAREHOLDER SERVICES PLAN

                                 (CLASS A ONLY)


          INTRODUCTION: It has been proposed that the above- captioned investment company (the "Fund") adopt a Shareholder Services Plan (the "Plan") under which the Fund would reimburse Dreyfus Service Corporation ("DSC") for certain allocated expenses of providing personal services and/or maintaining shareholder accounts to (a) shareholders of each series of the Fund or class of Fund shares set forth on Exhibit A hereto, as such Exhibit may be revised from time to time (each, a "Class"), or (b) if no series or classes are set forth on such Exhibit, shareholders of the Fund. The Plan is not to be adopted pursuant to Rule 12b-1 under the Investment Company Act of 1940, as amended (the "Act"), and the fee under the Plan is intended to be a "service fee" (a "Service Fee") as defined under the Conduct Rules of the National Association of Securities Dealers, Inc. (the "NASD").

          The Fund's Board, in considering whether the Fund should implement a written plan, has requested and evaluated such information as it deemed necessary to an informed determination as to whether a written plan should be implemented and has considered such pertinent factors as it deemed necessary to form the basis for a decision to use Fund assets attributable to each Class for such purposes.

          In voting to approve the implementation of such a plan, the Board has concluded, in the exercise of its reasonable business judgment and in light of applicable fiduciary duties, that there is a reasonable likelihood that the plan set forth below will benefit the Fund and shareholders of each Class.

          THE PLAN: The material aspects of this Plan are as follows:

          1. The Fund shall reimburse DSC an amount not to exceed an annual rate of .25 of 1% of the value of the Fund's average daily net assets attributable to each Class for its allocated expenses of providing personal services to shareholders and/or maintaining shareholder accounts; provided that, at no time, shall the amount paid to DSC under this Plan, together with amounts otherwise paid by the Fund with respect to such Class as a Service Fee under the NASD Conduct Rules, exceed the maximum amount then payable under the NASD Conduct Rules as a Service Fee. The amount of such reimbursement shall be based on an expense allocation methodology prepared by DSC annually and approved by the Fund's Board or on any other basis from time to time deemed reasonable by the Fund's Board.

          2. For the purposes of determining the fees payable under this Plan, the value of the Fund's net assets attributable to each Class shall be computed in the manner specified in the Fund's charter documents for the computation of the value of the Fund's net assets.

          3. The Board shall be provided, at least quarterly, with a written report of all amounts expended pursuant to this Plan. The report shall state the purpose for which the amounts were expended.

          4. As to each Class, this Plan will become effective immediately upon approval by a majority of the Board members, including a majority of the Board members who are not "interested persons" (as defined in the Act) of the Fund and have no direct or indirect financial interest in the operation of this Plan or in any agreements entered into in connection with this Plan, pursuant to a vote cast in person at a meeting called for the purpose of voting on the approval of this Plan.

          5. As to each Class, this Plan shall continue for a period of one year from its effective date, unless earlier terminated in accordance with its terms, and thereafter shall continue automatically for successive annual periods, provided such continuance is approved at least annually in the manner provided in paragraph 4 hereof.

          6. As to each Class, this Plan may be amended at any time by the Board, provided that any material amendments of the terms of this Plan shall become effective only upon approval as provided in paragraph 4 hereof.

          7. As to each Class, this Plan is terminable without penalty at any time by vote of a majority of the Board members who are not "interested persons" (as defined in the Act) of the Fund and have no direct or indirect financial interest in the operation of this Plan or in any agreements entered into in connection with this Plan.

Dated:  July 21, 1993
Revised:  September 15, 1999

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                                    EXHIBIT A

NAME OF SERIES AND CLASS

General Government Securities Money Market Fund
  Class A

General Treasury Prime Money Market Fund
  Class A